Exhibit 99.1

                                VSB Bancorp, Inc.
                    First Quarter 2005 Results of Operations
                  VSB Reports 29% Growth In Quarterly Earnings

Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100

Staten Island, N. Y. -- April 13, 2005. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported quarterly net income of $642,792 for the first quarter of 2005, a 28.8% increase from the first quarter of 2004. The following unaudited figures were released today. Pre-tax income was $1,203,595 in the first quarter of 2005, as compared to $934,608 for the first quarter of 2004, an increase of $268,987, or 28.8%. Net income was $642,792, or $0.45 per common share, as compared to a net income of $499,170, or $0.35 per common share, for the quarter ended March 31, 2004.

The increase in net income was attributable to an increase in net interest income of $381,328 and a decrease in the provision for loan loss of $80,000, which were partially offset by the increase in non-interest expense of $177,994, a decrease in non-interest income of $14,347 and an increase in income tax expense of $125,365. Total assets decreased to $224.1 million, a decrease of $11.6 million, or 4.9% from December 31, 2004. Total deposits decreased to $203.7 million, a decrease of $11.7 million, or 5.5% during the first quarter of 2005. The Bancorp's Tier 1 capital ratio of 8.72% includes, as Tier 1 capital, $4.7 million (25% of its Tier 1 capital) from the $5 million trust preferred securities that it issued in August 2003.

Average interest-earning assets and average investment securities grew $40.8 million and $43.8 million, respectively, from the first quarter of 2004. Average demand deposits (an interest free source of funds for the Bank to invest) remained approximately 43% of average total deposits, despite the growth in overall deposits. Average time deposits grew by $20.3 million from the first quarter of 2004. The Bank's interest rate spread and interest rate margin were 4.03% and 4.59%, respectively, for the quarter ending March 31, 2005 as compared to 4.30% and 4.78%, respectively, for the quarter ended March 31, 2004. Non-interest income decreased modestly to $459,435 in the first quarter of 2005, Non-interest expense totaled $1.6 million, an increase of $177,994 from the first quarter of 2004. The growth in non-interest expense is directly attributable to increased personnel expenses relating to the ESOP adopted on May 1, 2004, increases in health insurance costs and increased professional fees relating to increased regulatory oversight.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated "We posted strong earnings in the first quarter of 2005. The increase in interest rates in 2005 and the growth in average time deposits has had a negative effect on our net interest margin and spread. The continued rise in interest rates coupled with the reduction in total assets may dampen future earnings. We believe that our strategy of delivering the highest quality personal service will have a continued positive effect on the growth of the Company." Mr. Joseph J. LiBassi,

VSB Bancorp, Inc.'s Chairman stated "Our earnings per share was $0.45 for the first quarter of 2005 despite the rising rate environment. Our first quarter Return on Assets and Return on Equity were 1.18% and 19.23%, respectively, demonstrating our ability to balance profitability with the personal service that can't be matched on Staten Island."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $12.8 million since the Bank was formed. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights Shopping Center, the third on Forest Avenue, the third on Hyatt Street and the first branch on Hylan Boulevard. Our fifth branch will be located at 1065 Bay Street, in the Rosebank section of Staten Island, subject to regulatory approval.

Statements contained in this press release, which are not historical facts, are forward -looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to materially differ from those currently, anticipated. Those risks and uncertainties include, among other things, possible future changes in (i) the local, regional or national economy,
(ii) market interest rates, (iii) customer preferences; (iv) competition or (v) federal or state laws.


                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                 March 31, 2005
                                   (unaudited)

                                                             March 31,       December 31,
                                                               2005             2004
                                                           -------------    -------------
Assets:

 Cash and cash equivalents                                 $  33,601,497    $  35,659,073
 Investment securities, available for sale                   119,700,039      128,532,767
 Loans receivable                                             66,624,126       68,046,885
  Allowance for loan loss                                     (1,453,607)      (1,299,520)
                                                           -------------    -------------
   Loans receivable, net                                      65,170,519       66,747,365
 Bank premises and equipment, net                              1,710,765        1,817,284
 Accrued interest receivable                                     721,832          745,368
 Deferred taxes                                                2,236,953        1,462,940
 Other assets                                                    940,576          719,670
                                                           -------------    -------------
     Total assets                                          $ 224,082,181    $ 235,684,467
                                                           =============    =============
Liabilities and stockholders' equity:

Liabilities:
 Deposits:
  Demand and checking                                      $  85,832,911    $ 101,560,932
  NOW                                                         24,895,033       21,574,053
  Money market                                                22,104,105       23,388,850
  Savings                                                     16,451,955       14,159,026
  Time                                                        53,968,374       54,470,507
                                                           -------------    -------------
     Total Deposits                                          203,252,378      215,153,368
 Escrow deposits                                                 426,343          270,105
 Subordinated debt                                             5,155,000        5,155,000
 Accounts payable and accrued expenses                         2,496,227        2,149,548
                                                           -------------    -------------
     Total liabilities                                       211,329,948      222,728,021
                                                           -------------    -------------
Employee Stock Ownership Plan Repurchase Obligation              142,500          126,825

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
  shares authorized, 1,505,022 issued and
  outstanding at March 31, 2005 and at
  December 31, 2004)                                                 150              150
 Additional paid in capital                                    8,803,548        8,818,313
 Retained earnings                                             6,697,056        6,054,264
 Unallocated ESOP shares                                      (1,535,792)      (1,578,061)
 Accumulated other comprehensive loss, net
  of taxes of $1,182,177 and $405,662,
  respectively                                                (1,355,229)        (465,045)
                                                           -------------    -------------
     Total stockholders' equity                               12,609,733       12,829,621
                                                           -------------    -------------
     Total liabilities and stockholders'
       equity                                              $ 224,082,181    $ 235,684,467
                                                           =============    =============

                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                 March 31, 2005
                                   (unaudited)

                                             Three months       Three months
                                                ended              ended
                                            March 31, 2005     March 31, 2004
                                            --------------     --------------
Interest and dividend income:
 Loans receivable                           $    1,300,636     $    1,313,740
 Investment securities                           1,319,485            843,624
 Other interest earning assets                      66,305             31,577
                                            --------------     --------------
     Total interest income                       2,686,426          2,188,941

Interest expense:
 NOW                                                22,025             23,782
 Money market                                       54,047             46,268
 Savings                                            18,227             13,438
 Subordinated debt / Trust preferred                89,040             92,699
 Time                                              187,117             78,112
                                            --------------     --------------
     Total interest expense                        370,456            254,299

Net interest income                              2,315,970          1,934,642
Provision (benefit) for loan loss                  (30,000)            50,000
                                            --------------     --------------
   Net interest income
    after provision for loan loss                2,345,970          1,884,642

Non-interest income:
 Loan fees                                          23,459             15,523
 Service charges on deposits                       404,017            427,690
 Net rental income                                  11,063              8,032
 Other income                                       20,896             22,537
                                            --------------     --------------
     Total non-interest income                     459,435            473,782

Non-interest expenses:
 Salaries and benefits                             938,496            796,267
 Occupancy expenses                                246,760            231,327
 Legal expense                                       9,924             30,875
 Professional fees                                  75,000             46,250
 Computer expense                                   54,812             64,694
 Other expenses                                    276,818            254,403
                                            --------------     --------------
     Total non-interest expenses                 1,601,810          1,423,816

      Income before income taxes                 1,203,595            934,608
                                            --------------     --------------
Provision (benefit) for income taxes:
 Current                                           558,302            477,913
 Deferred                                            2,501            (42,475)
                                            --------------     --------------
     Total provision for income taxes              560,803            435,438

         Net income                         $      642,792     $      499,170
                                            ==============     ==============
Basic income per common share               $         0.45     $         0.35
                                            ==============     ==============
Diluted net income per share                $         0.43     $         0.34
                                            ==============     ==============
Book value per common share                 $         8.47     $         8.13
                                            ==============     ==============